Exhibit 10.25

SEVENTH AMENDMENT TO THE

DYNEGY INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”), has established and maintains the Dynegy Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is amended as follows, effective as provided below:

I.

Effective as of February 1, 2005, Section 1.1(27) of the Plan is amended in its entirety to provide as follows:

“(27) Eligible Employee: Each Employee other than (A) an Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement provides for his coverage under the Plan, (B) a nonresident alien who receives no earned income from the Employer that constitutes income from sources within the United States, (C) an Employee who is a Leased Employee or who is designated, compensated, or otherwise classified by the Employer as a Leased Employee, (D) an individual who is deemed to be an Employee pursuant to Treasury regulations issued under section 414(o) of the Code, (E) an Employee who has waived participation in the Plan through any means including, but not limited to, an Employee whose employment is governed by a written agreement with the Employer (including an offer letter setting forth the terms and conditions of employment) that provides that the Employee is not eligible to participate in the Plan (a general statement in the agreement, offer letter, or other communication stating that the Employee is not eligible for benefits shall be construed to mean that the Employee is not an Eligible Employee), and (F) an Employee of an entity that has been designated to participate in the Plan pursuant to the provisions of Article XVIII to the extent that such entity’s designation specifically excepts such Employee’s participation.

Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified or treated by the Employer as an independent contractor or other non-common law employee shall be eligible to become a Member of the Plan. It is expressly intended that individuals not treated as common law employees by the Employer are to be excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees.

II.

Effective as of January 1, 2004, Section 4.1(a) of the Plan is amended in its entirety to provide as follows:

“(a) Before-Tax Contributions made by the Employer on a Member’s behalf shall be allocated to such Member’s Before-Tax Account. Further, catch-up contributions pursuant to Section 3.10 made by the Employer on a Member’s behalf shall be allocated to such Member’s Catch-Up Contribution Account.”

III.

Effective as of January 1, 2004, Section 11.1(e) of the Plan is amended in its entirety to provide as follows:

“(e) A Member who has a financial hardship, as determined by the Committee, and who has made all available withdrawals pursuant to the Paragraphs above and Appendices A and/or B hereunder, as applicable, and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member and who has obtained all available loans pursuant to Article XII and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member may withdraw from his Before-Tax Account and Catch-Up Contribution Account an amount not to exceed the lesser of (1) the balance of such Accounts or (2) the amount determined by the Committee as being available for withdrawal pursuant to this Paragraph. For purposes of this Paragraph, financial hardship shall mean the immediate and heavy financial needs of the Member. A withdrawal based upon financial hardship pursuant to this Paragraph shall not exceed the amount required to meet the immediate financial need created by the hardship. The amount required to meet the immediate financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

The determination of the existence of a Member’s financial hardship and the amount required to be distributed to meet the need created by the hardship shall be made by the Committee. The decision of the Committee shall be final and binding, provided that all Members similarly situated shall be treated in a uniform and nondiscriminatory manner. A withdrawal shall be deemed to be made on account of an immediate and heavy financial need of a Member if the withdrawal is for:

(1) Expenses for medical care described in Section 213(d) of the Code previously incurred by the Member, the Member’s spouse, or any dependents of the Member (as defined in Section 152 of the Code) or necessary for those persons to obtain medical care described in Section 213(d) of the Code and not reimbursed or reimbursable by insurance;

(2) Costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(3) Payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Member or the Member’s spouse, children, or dependents (as defined in Section 152 of the Code);

(4) Payments necessary to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member’s principal residence; or

(5) Such other financial needs that the Commissioner of Internal Revenue may deem to be immediate and heavy financial needs through the publication of revenue rulings, notices, and other documents of general applicability.

The above notwithstanding, (1) withdrawals under this Paragraph shall be limited to the sum of the Member’s Before-Tax Contributions and catch-up contributions pursuant to Section 3.10, plus income allocable to the Member’s Before-Tax Contributions and credited to the Member’s Before-Tax Account as of December 31, 1988, less any previous withdrawals of such amounts, and (2) Employer Contributions utilized to satisfy the restrictions set forth in Section 3.1(e), and income allocable thereto, shall not be subject to withdrawal. A Member who receives a distribution pursuant to this Paragraph on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans maintained by the Employer or any Controlled Entity for six months after receipt of the distribution.”

IV.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 31st day of May 2005, effective as hereinbefore provided.

DYNEGY INC.

By:	/s/ Illegible
Title: